Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into this May 13, 2008 (the “Effective Date”), by and between Patapsco Bank (the “Bank”) and Michael J. Dee (the “Employee”).

WHEREAS, the Employee has heretofore been employed by the Bank as its President and Chief Executive Officer and is experienced in all phases of the business of the Bank; and

WHEREAS, the Board of Directors of the Bank believes it is in the best interests of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties; and

WHEREAS, the parties desire by this writing to set forth the continuing employment relationship of the Bank and the Employee.

NOW, THEREFORE, it is AGREED as follows:

1. Employment. The Employee is employed as the President and Chief Executive Officer of the Bank. The Employee shall render such administrative and management services for the Bank as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank. The Employee’s other duties shall be such as the Board of Directors of the Bank (the “Board of Directors”) may from time to time reasonably direct, including normal duties as an officer of the Bank.

2. Base Compensation. The Bank agrees to pay the Employee during the term of this Agreement a salary at the rate of $175,000 per annum, payable in cash not less frequently than monthly. The Board of Directors shall review, not less often than annually, the rate of the Employee’s salary, and in its sole discretion may decide to adjust his salary.

3. Discretionary Bonuses. The Employee shall participate in at least an equitable manner with all other senior management employees of the Bank in discretionary bonuses that the Board of Directors may award from time to time to the Bank’s senior management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such discretionary bonuses.

4. (a) Participation in Retirement, Medical and Other Plans. During the term of this Agreement, the Employee shall be eligible to participate in the following benefit plans: group hospitalization, disability, health, dental, sick leave, life insurance, travel and/or accident insurance, auto allowance/auto lease, retirement, pension, and/or other present or future qualified plans provided by the Bank, generally which benefits, taken as a whole, must be at least as favorable as those in effect on the Effective Date.

(b) Employee Benefits: Expenses. The Employee shall be eligible to participate in any fringe or other benefits which are or may become available to the Bank’s senior management employees, including for example: any stock option or incentive compensation plans, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. The Employee shall be reimbursed for all reasonable out-of-pocket business expenses which she shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Bank.

(c) Car Allowance. The Bank shall pay the Employee $500 per month during the term of the Agreement as a car allowance.

5. Term. The Bank hereby employs the Employee, and the Employee hereby accepts such employment under this Agreement, for the period commencing on the Effective Date and ending thirty-six months thereafter (or such earlier date as is determined in accordance with Section 9). Additionally, the Employee’s term of employment shall be extended daily so that at all times the unexpired term of the Agreement shall be thirty-six months provided that at least annually the Employee is elected President and Chief Executive Officer of the Bank at the meeting of the Bank’s board of directors held on the date of Patapsco Bancorp, Inc’s (the “Company”) annual meeting of stockholders in which case the Agreement shall be extended on a daily basis for the year following such meeting.

6. Loyalty; Noncompetition.

(a) During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, Employee may serve on the board of directors of, and hold any other offices or positions in, companies or organizations, which will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, or unfavorably affect the performance of Employee’s duties pursuant to this Agreement, or will not violate any applicable statute or regulation. “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly-situated executive officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank, or be gainfully employed in any other position or job other than as provided above.

(b) Nothing contained in this Section 6 shall be deemed to prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business.

7. Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board of Directors may establish from time to time. The Bank will provide Employee with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

8. Vacation and Sick Leave. At such reasonable times as the Board of Directors shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

(a) The Employee shall be entitled to an annual vacation in accordance with the policies that the Board of Directors periodically establishes for senior management employees of the Bank.

(b) The Employee shall not receive any additional compensation from the Bank on account of his failure to take a vacation or sick leave, and the Employee shall not accumulate unused vacation or sick leave from one fiscal year to the next, except in either case to the extent authorized by the Board of Directors.

(c) In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board of Directors may in its discretion determine. Further, the Board of Directors may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board of Directors in its discretion may determine.

(d) In addition, the Employee shall be entitled to an annual sick leave benefit as established by the Board of Directors.

9. Termination and Termination Pay. Subject to Section 11 hereof, the Employee’s employment hereunder may be terminated under the following circumstances:

(a) Death. The Employee’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event the Employee’s predetermined beneficiary shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which his death occurred.

(b) Disability.

(1) The Bank may terminate the Employee’s employment after having established the Employee’s Disability. For purposes of this Agreement, “Disability” means the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The Employee shall be entitled to the compensation and benefits provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of the Employee’s Disability during which the Employee is unable to work due to the physical or mental infirmity, or (ii) any period of Disability which is prior to the Employee’s termination of employment pursuant to this Section 9(b); provided that any benefits paid pursuant to the Bank’s long term disability plan will continue as provided in such plan.

(2) During any period that the Employee shall receive disability benefits and to the extent that the Employee shall be physically and mentally able to do so, he shall furnish such information, assistance and documents so as to assist in the continued ongoing business of the Bank and, if able, shall make himself available to the Bank to undertake reasonable assignments consistent with his prior position and his physical and mental health. The Bank shall pay all reasonable expenses incident to the performance of any assignment given to the Employee during the disability period.

(c) Just Cause. The Board of Directors may, by written notice to the Employee, immediately terminate his employment at any time, for Just Cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for “Just Cause” shall mean termination because of, in the good faith determination of the Board of Directors, the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, in the event of termination for Just Cause there shall be delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board of Directors), such meeting and the opportunity to be heard to be held prior to, or as soon as reasonably practicable following, termination, but in no event later than sixty (60) days following such termination, finding that in the good faith opinion of the Board of Directors the Employee was guilty of conduct set forth above in the second sentence of this Subsection (c) and specifying the particulars thereof in detail. If following such meeting the Employee is reinstated, he shall be entitled to receive back pay for the period following termination and continuing through reinstatement.

(d) Without Just Cause: Constructive Discharge.

(1) The Board of Directors may, by written notice to the Employee, immediately terminate his employment at any time for a reason other than Just Cause, in which event the Employee shall be entitled to receive the following compensation and benefits (unless such termination occurs within the time period set forth in Section 11(b) hereof, in which event the benefits and compensation provided for in Section 11 shall apply): (i) the salary provided pursuant to Section 2 hereof, up to the date of expiration of the term as provided in Section 5 hereof (including any renewal term) of this Agreement (the “Expiration Date”), plus said salary for an additional 12-month period, and (ii) cash in an amount equal to the cost to the Employee of obtaining all health, life, disability and other benefits which the Employee would have been eligible to participate in through the Expiration Date based upon the benefit levels substantially equal to those that the Bank provided for the Employee at the date of termination of employment. All amounts payable to the Employee shall be paid in one lump sum within ten (10) days of such termination.

(2) The Employee may voluntarily terminate his employment under this Agreement, and the Employee shall thereupon be entitled to receive the compensation and benefits payable under Section 9(d)(1) hereof, as a result of any of the following events, which has not been consented to in advance by the Employee in writing (unless such voluntary termination occurs within the time period set forth in Section 11(b) hereof, in which event the benefits and compensation provided for in Section 11 shall apply): (i) the requirement that the Employee move his personal residence, or perform his principal executive functions, more than fifteen (15) miles from his primary office; (ii) a material reduction in the Employee’s base compensation; (iii) the failure by the Bank to continue to provide the Employee with compensation and benefits provided for under this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Employee now or hereafter becomes a participant, or the taking of any action by the Bank which would directly or indirectly reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by him; (iv) the assignment to the Employee of duties and responsibilities materially different from those normally associated with his position as referenced at Section 1; (v) a failure to elect or reelect the Employee to the Board of Directors of the Bank, if the Employee is serving on the Board of Directors; or (vi) a material diminution or reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank. Upon the occurrence of any event described in paragraph (2)(i) through (vi), above, the Employee shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect; provided, however that the Bank shall have at least thirty (30) days to cure such condition and provided that Employee actually terminates employment within two years after the initial occurrence of such event. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, the Employee, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement by virtue of the fact that the Employee has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in paragraph (2)(i) through (vi) above.

(e) Termination or Suspension Under Federal Law.

(1) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(l) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

(2) If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this Section 9(e)(2) shall not affect the vested rights of the parties.

(3) If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(4) The terms of this subsection 9(e) shall prevail over any other provisions of this Agreement.

(f) Voluntary Termination by Employee. Subject to Section 11 hereof, the Employee may voluntarily terminate employment with the Bank during the term of this Agreement, upon at least ninety (90) days’ prior written notice to the Board of Directors, in which case the Employee shall receive only his compensation, vested rights and employee benefits up to the date of his termination (unless such termination occurs pursuant to Section 9(d)(2) hereof or within the time period set forth in Section 11(a) hereof, in which events the benefits and compensation provided for in Sections 9(d) or 11, as applicable, shall apply).

(g) Covenant Not to Solicit Employees. The Employee agrees not to, directly or indirectly, solicit or employ the services of any officer or employee of the Bank for one year after the Employee’s employment termination. Because of the unique character of the services to be rendered by the Employee hereunder, the Employee understands that the Bank would not have an adequate remedy at law for the material breach or threatened breach by the Employee of the Employee’s covenant not to solicit employees. Accordingly, the Employee agrees that the Bank’s remedies for a breach of this provision include, but are not limited to, (i) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits (including any amount payable pursuant to Section 9) due and payable to the Employee during the period of any breach by the Employee, and (ii) a suit in equity by the Bank to enjoin the Employee from the breach or threatened breach of such covenant. The Employee hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Employee agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Bank from pursuing any other or additional remedies for the breach or threatened breach. The rights and obligations set forth in this provision shall survive termination of this Agreement. However, this provision shall become null and void effective immediately upon a Change in Control.

10. No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

11. Change in Control.

(a) Change in Control: Involuntary Termination.

(1) Notwithstanding any provision herein to the contrary, if the Employee’s employment under this Agreement is terminated by the Bank, without the Employee’s prior written consent and for a reason other than Just Cause, in connection with or within twelve (12) months after any Change in Control of the Bank or the Company, the Employee shall, subject to paragraph (2) of this Section 11(a), be paid an amount equal to the difference between (i) the product of 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (the “Maximum Amount”), and (ii) the sum of any other parachute payments (as defined under Section 280G(b)(2) of the Code) that the Employee receives on account of the Change in Control. Subject to Section 11(a)(2) of this Agreement, said sum shall be paid in one lump sum within ten (10) days of such termination. Subject to Section 11(b) of this Agreement, this paragraph would not apply to a termination of employment due to death, Disability or voluntary termination by the Employee.

(2) In the event that the Employee and the Bank jointly determine and agree that the total parachute payments receivable under clauses (i) and (ii) of Section 11(a)(1) hereof exceed the Maximum Amount, notwithstanding the payment procedure set forth in Section 11(a)(1) hereof, the Employee shall determine which and how much, if any, of the parachute payments to which he is entitled shall be eliminated or reduced so that the total parachute payments to be received by the Employee do not exceed the Maximum Amount. If the Employee does not make his determination within ten (10) business days after receiving a written request from the Bank, the Bank may make such determination, and shall notify the Employee promptly thereof. Within five (5) business days of the earlier of the Bank’s receipt of the Employee’s determination pursuant to this paragraph or the Bank’s determination in lieu of a determination by the Employee, the Bank shall pay to or distribute to or for the benefit of the Employee such amounts as are then due the Employee under this Agreement.

(3) As a result of uncertainty in application of Section 280G of the Code at the time of payment hereunder, it is possible that such payments will have been made by the Bank which should not have been made (“Overpayment”) or that additional payments will not have been made by the Bank which should have been made (“Underpayment”), in each case, consistent with the calculations required to be made under Section 11(a)(1) hereof. In the event that the Employee, based upon the assertion by the Internal Revenue Service against the Employee of a deficiency which the Employee believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Bank to or for the benefit of Employee shall be treated for all purposes as a loan ab initio which the Employee shall repay to the Bank together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Bank if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Employee and the Bank determine, based upon controlling precedent or other substantial authority, that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.

(4) The term “Change in Control” shall mean any one of the following events: (1) the acquisition of ownership, holding or power to vote more than 25% of the Bank’s or the Company’s voting stock, (2) the acquisition of the ability to control the election of a majority of the Bank’s or the Company’s directors, (3) the acquisition of a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), (4) the acquisition of control of the Bank or the Company within the meaning of 12 C.F.R. Part 574 or its applicable equivalent (except in the case of (1), (2), (3) and (4) hereof, ownership or control of the Bank by the Company itself shall not constitute a “change in control”), or (5) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company or the Bank (the “Existing Board of Directors”) (the “Continuing Directors”) cease for any reason to constitute at least a majority thereof, provided that any individual whose election or nomination for election as a member of the Existing Board of Directors was approved by a vote of at least a majority of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this subparagraph only, the terns “person” refers to an individual or a corporation, partnership, trust, Bank, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

(b) Change in Control: Voluntary Termination. Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 11(a)(2) hereof, the Employee may voluntarily terminate his employment under this Agreement within twelve (12) months following a Change in Control of the Bank or the Company, as defined in paragraph (a)(4) of this Section 11, and the Employee shall thereupon be entitled to receive the payment described in Section 11(a)(1) of this Agreement, as a result of the occurrence of any of the following events, which has not been consented to in advance by the Employee in writing: (i) the requirement that the Employee perform his principal executive functions more than fifteen (15) miles from his primary office as of the date of the change in control; (ii) a material reduction in the Employee’s base compensation as in effect on the date of the change in control or as the same may be changed by mutual agreement from time to time; (iii) the failure by the Bank to continue to provide the Employee with compensation and benefits provided for under this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any employee benefit in which the Employee is a participant at the time of the change in control, or the taking of any action which would materially reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by him at the time of the change in control; (iv) the assignment to the Employee of duties and responsibilities materially different from those normally associated with his position as referenced at Section 1; (v) a failure to elect or reelect the Employee to the Board of Directors of the Bank, if the Employee is serving on the Board of Directors on the date of the Change in Control; or (vi) a material diminution or reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank. Upon the occurrence of any event described in paragraph (b)(i) through (vi), above, the Employee shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect; provided, however that the Bank shall have at least thirty (30) days to cure such condition and provided that Employee actually terminates employment within two years after the initial occurrence of such event. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, the Employee, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement by virtue of the fact that the Employee has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in paragraph (b)(i) through (vi) above.

(c) Trust.

(1) Within five (5) business days before or after a Change in Control as defined in Section 11(a) of this Agreement which was not approved in advance by a resolution of a majority of the Continuing Directors of the Bank, the Bank shall (i) deposit, or cause to be deposited, in a grantor trust (the “Trust”) an amount equal to 2.99 times the Employee’s “base amount” as defined in Section 280G(b)(3) of the Code, and (ii) provide the trustee of the trustee with a written direction to hold said amount and any investment return thereon in a segregated account for the benefit of the Employee, and to follow the procedures set forth in the next paragraph as to the payment of such amounts from the Trust.

(2) During the twelve (12) consecutive month period following the date on which the Bank makes the deposit referred to in the preceding paragraph, the Employee may provide the trustee of the Trust with a written notice requesting that the trustee pay to the Employee an amount designated in the notice as being payable pursuant to Section 11(a) or (b). Within three (3) business days after receiving said notice, the trustee of the Trust shall send a copy of the notice to the Bank via overnight and registered mail return receipt requested. On the tenth (10th) business day after mailing said notice to the Bank, the trustee of the Trust shall pay the Employee the amount designated therein in immediately available funds, unless prior thereto the Bank provides the trustee with a written notice directing the trustee to withhold such payment. In the latter event, the trustee shall submit the dispute to non-appealable binding arbitration for a determination of the amount payable to the Employee pursuant to Section 11(a) or (b) hereof, and the party responsible for the payment of the costs of such arbitration (which may include any reasonable legal fees and expenses incurred by the Employee) shall be determined by the arbitrator. The trustee shall choose the arbitrator to settle the dispute, and such arbitrator shall be bound by the rules of the American Arbitration Bank in making his determination. The parties and the trustee shall be bound by the results of the arbitration and, within three (3) days of the determination by the arbitrator, the trustee shall pay from the Trust the amounts required to be paid to the Employee and/or the Bank, and in no event shall the trustee be liable to either party for making the payments as determined by the arbitrator.

(3) Upon the earlier of (i) any payment from the Trust to the Employee, or (ii) the date twelve (12) months after the date on which the Bank makes the deposit referred to in the first paragraph of this subsection (c), the trustee of the Trust shall pay to the Bank the entire balance remaining in the segregated account maintained for the benefit of the Employee. The Employee shall thereafter have no further interest in the Trust pursuant to this Agreement.

12. Federal Income Tax Withholding. The Bank may withhold all Federal and State income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or government regulation or ruling.

13. Successors and Assigns.

(a) Bank. This Agreement shall not be assignable by the Bank, provided that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

(b) Employee. Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank; provided, however, that nothing in this paragraph shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

(c) Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

14. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

15. Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Maryland shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

16. Miscellaneous.

(a) Compliance with 12 U.S.C. Section 1828(k). Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

(b) In the event that any dispute arises between the Employee and the Bank as to the terms or interpretation of this Agreement, including this Section 11, whether instituted by formal legal proceedings or otherwise, including any action that the Employee takes to enforce the terms of this Section 11 or to defend against any action taken by the Bank, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Employee shall obtain a final judgment by a court of competent jurisdiction in favor of the Employee. Such reimbursement shall be paid within ten (10) days of Employee’s furnishing to the Bank written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Employee.

17. Compliance with Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, in the event the Employee is a “Specified Employee” (as defined herein) no payment subject to Section 409A of the Code shall be made to the Employee under Sections 9(d)(2) and 11(b) of this Agreement prior to the first day of the seventh month following the Employee’s termination and employment in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of the Employee’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which the Employee terminates employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the Employee’s termination of employment. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the Employee’s termination of employment. Any payment in excess of the permitted amount shall be made to the Employee on the first day of the seventh month following the Employee’s termination of employment. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

ATTEST:	PATAPSCO BANK

/s/ Douglas H. Ludwig	By:	/s/ Thomas P. O’Neill
Secretary		Its Chairman of the Board of Directors

WITNESS:

/s/ Douglas H. Ludwig		/s/ Michael J. Dee
Michael J. Dee